Exhibit 10.21

EXCLUSIVE LICENSE AMENDING AGREEMENT

This Amending Agreement made the 1st day of July 2010 (the “Amending Agreement”),

BETWEEN:

UNIVERSITY OF VICTORIA INNOVATION AND DEVELOPMENT CORPORATION, a corporation owned by the University of Victoria, having its principal office at R-Hut, McKenzie Avenue, Victoria, British Columbia, Canada, V8W 3W2

(“IDC”);

AND:

THE JOHNS HOPKINS UNIVERSITY, a non-profit corporation duly incorporated under the laws of Maryland, having an office at 3400 N. Charles Street, Baltimore, Maryland, 21218, United States of America

(“JHU”);

AND:

PROTOX THERAPEUTICS INC., a corporation having its principal office at 1210 — 885 West Georgia Street, Vancouver, British Columbia Canada, V6C 3E8

(the “Licensee”).

WHEREAS:

A.

pursuant to the terms and conditions of an exclusive license agreement, effective as of October 16, 2009 (the “Original License”), a copy of which is annexed hereto as Schedule 1, IDC and JHU, as licensors, did grant to the Licensee an exclusive license to use certain Technology for use in certain Licensed Applications;

B.	the Licensee has represented to IDC and JHU that it is not in breach of any material term of the Original License; and

C.

the Licensee has requested, and IDC and JHU in reliance on the foregoing representation have agreed, to amend certain provisions of the Original License, subject to the terms and conditions which follow.

1.

THEREFORE, for good and valuable consideration now paid the Licensee to each of IDC and JHU, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

Section I	Definitions

1.	Unless expressly provided elsewhere, capitalized terms in this Amending Agreement will have the meanings given to them in the Original License.

Section II	Amendment

2.	Article 2.7 of the Original License is deleted and replaced with the following:

2.7

In the event that the Licensee sublicenses its rights to the Patent Rights in whole or in part, the Licensee shall provide to the Licensor a copy of each sublicense granted within 45 days of it being signed by all parties to the sublicense. As a condition of its validity and enforceability, each sublicense agreement shall:

(a)	incorporate, by reference, the terms and conditions of this Agreement

(b)	be consistent with the terms and conditions and limitations of this Agreement;

(c)	prohibit Sublicensee’s further sublicense of the rights delivered hereunder except in accordance with Article 2.9;

(d)	name Licensor as an intended third party beneficiary of the obligations of Sublicensee without imposition of obligation or liability on the part of Licensor or Inventors to the Sublicensee;

(e)

specifically incorporate the following Articles into the body of the sublicense agreement, and cause the terms therein to have the same meaning in relation to the Sublicensee as in this Agreement in relation to the Licensee: Representation by Licensor, Indemnification, Use of Name, and Product Liability.

To the extent that any terms, conditions or limitations of any sublicense agreement are inconsistent with this Agreement, those terms, conditions and limitations are null and void against the Licensor.

3.	The following is added as a new Article 2.9 of the Original License:

2.9	The Licensee may permit a Sublicensee to further sublicense the Patent Rights through multiple tiers of sublicensees, provided that the sub-sublicense agreement for each such sublicense shall:

(a)	incorporate, by reference, the terms and conditions of this Agreement;

2.

(b)	be consistent with the terms and conditions and limitations of this Agreement;

(c)	prohibit any party to whom the Patent Rights are sub-sublicensed from assigning its rights or obligations thereunder;

(d)

prohibit any party to whom the Patent Rights are sub-sublicensed from further sublicensing the Patent Rights or entering into other agreements purporting to sell, lease, or license the Patent Rights, except in accordance with this Article 2.9;

(e)

specifically incorporate the following Articles into the body of the sub-sublicense agreement, and cause the terms therein to have the same meaning in relation to the Sublicensee as in this Agreement in relation to the Licensee: Representation by Licensor, Indemnification, Use of Name, and Product Liability,

and provided further that:

(f)	the Licensee provides notice to the Licensor of any proposed sub-sublicense by a Sublicensee not less than fifteen (15) business days prior to commencement of the same;

(g)

the Licensor has not, within fifteen (15) days following receipt of notice in accordance with Article 2.9 (f) above, provided the Licensee with written notice that the Licensor does not consent to such sub-sublicense;

(h)	at the time of such sub-sublicense, the Sublicensee is not in breach of any obligation arising under the sublicense agreement to which it is a party.

To the extent that any terms, conditions or limitations of any sub-sublicense agreement are inconsistent with this Agreement, those terms, conditions and limitations are null and void against the Licensor.

4.	Article 3.4 of the Original License is deleted and replaced with the following:

3.4

Payments for all running royalties are due on, and payable to the Licensor within sixty (60) days of, each respective Royalty and Other Consideration Payment Due Date and will be calculated with respect to the Gross Sales in the three month period immediately preceding the applicable Royalty and Other Consideration Payment Due Date.

3.

5.	Article 3.7 of the Original License is deleted and replaced with the following:

3.7

Other Consideration does not include revenues or consideration associated with Gross Sales (as identified in Article 3.4). Similar to Article 3.5, the payment of any Other Consideration will be due on, and payable to the Licensor within sixty (60) days of, each respective Royalty and Other Consideration Payment Due Date, and will be calculated with respect to the three month period immediately preceding the applicable Royalty and Other Consideration Payment Due Date.

Section III	Continuation of Original License

6.

The Original License will be deemed to be amended by this Amending Agreement with all necessary changes being made to incorporate and give effect to the foregoing provisions from and after the date first written above. Except as amended herein, the Parties acknowledge and agree that the Original License will survive the execution and delivery of this Amending Agreement, will continue in full force and effect, and will not merge in or with this Amending Agreement.

7.

For clarity, but without limiting the generality of the foregoing, any reference to “Agreement” in the Original License as amended by this Amending Agreement will be deemed to be a reference to the Original License as amended by this Amending Agreement.

IN WITNESS WHEREOF this Amending Agreement has been executed as of the day and year first above written.

UNIVERSITY OF VICTORIA
INNOVATION AND DEVELOPMENT CORPORATION

Per:		Witness:

	/s/ Brent Sternig	/s/ S. Keenlyside
	Brent Sternig, President and CEO	(Print Name): S. Keenlyside

Date:	7/5/2010

4.

THE JOHNS HOPKINS UNIVERSITY

Per:		Witness:

	/s/ Wesley D. Blakeslee		/s/ Jacqueline M. Flood
	Wesley D. Blakeslee, Executive Director		(Print Name): Jacqueline M. Flood
John Hopkins Technology Transfer

Date:	8/10/2010

PROTOX THERAPEUTICS INC.

Per:		Witness:

	/s/ Fahar Merchant		/s/ Shafique Eidai
	Fahar Merchant, President and CEO		(Print Name): Shafique Eidai

Date:	6/28/2010

SCHEDULE A

ORIGINAL LICENSE

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